Attachments to Form N-SAR for
Hartford HLS Series Fund II, Inc.

Sub-Item 77C: Submission of matters
to a vote of securities holders

At a meeting held on April 20, 2004,
shareholders of Hartford Multisector
Bond HLS Fund, approved a proposed
Agreement and Plan of Reorganization
between Hartford HLS Series Fund II, Inc.
and Hartford Series Fund, Inc.

Hartford Multisector Bond HLS Fund*
merged into Hartford Bond HLS Fund**

* a series of Hartford HLS Series Fund II, Inc.
** a series of Hartford Series Fund, Inc.

Under the terms of the plans of
reorganization, and pursuant to the approval by shareholders of each Target Fund and the Boards of Directors of each Target Fund and each Surviving Fund, the assets of each Target
Fund were acquired by the corresponding
Surviving Fund. The Surviving Fund acquired the Target Fund's assets in exchange for the Surviving Fund's shares, which were distributed pro rata by each Target Fund to the holders of its shares in complete liquidation of the Target Fund. The final shareholder voting results were as follows:

Fund
	For	Against	Abstain

Hartford Multisector Bond HLS Fund
	398,566	6,847	41,747